Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Hill International, Inc. and Subsidiaries on Form S-8 to be filed on or about June 22, 2012 of our report dated March 12, 2012, on our audits of the consolidated financial statements and financial statement schedule as of December 31, 2011 and 2010 and for each of the years in the two-year period ended December 31, 2011, and the effectiveness of Hill International, Inc. and Subsidiaries’ internal control over financial reporting as of December 31, 2011 which report was included in the Annual Report on Form 10-K filed March 12, 2012.

/s/ EisnerAmper LLP

Edison, New Jersey

June 22, 2012